FOURTH AMENDMENT TO LEASE

This Fourth Amendment to Lease ("Amendment") is entered into, and dated for reference purposes, as of July 21, 2015 (the "Execution Date") by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation, METLIFE INSURANCE COMPANY USA, a Delaware corporation, and GENERAL AMERICAN LIFE INSURANCE COMPANY, a Missouri corporation, Tenants-in-Common ("Landlord"), ULTRATECH, INC., a Delaware corporation ("Tenant"), with reference to the following facts ("Recitals"):

A. Landlord and Tenant are the parties to that certain lease which is comprised of the following (collectively, the "Existing Lease"): that certain Standard Industrial Lease - Single Tenant, Full Net, dated September 10, 1993, entered into by and between Tenant, as tenant, and The Equitable Life Assurance Society of the United States, a New York corporation, as earliest predecessor-in-interest to Landlord, as landlord ("Original Lease"); as amended by (i) that certain First Amendment to Lease ("First Amendment"), dated November 22, 1999, entered into by and between Tenant, as tenant, and Montague LLC, a California limited liability company, as predecessor-in-interest to Landlord, as landlord; (ii) that certain Second Amendment to Lease (the "Second Amendment"), dated October 30, 2009, entered into by and between Tenant, as tenant, and LaSalle Montague, Inc., a Delaware corporation, as predecessor-in-interest to Landlord, as landlord; (iii) and that certain Third Amendment to Lease, dated August 30, 2011, entered into by and between Tenant, as tenant, and LaSalle Montague, Inc., a Delaware corporation, as predecessor-in interest to Landlord, as landlord, for certain "Premises" described therein containing approximately 97,910 rentable square feet in the Building (located at 3050 Zanker Road, San Jose, California), all as more particularly described in the Existing Lease.

B. Landlord and Tenant desire to provide for (i) the extension of the Lease Term in accordance with Tenant's exercise of its Renewal Option, as set forth in Section 5 of the Second Amendment; and (ii) other amendments of the Existing Lease as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. SCOPE OF AMENDMENT; DEFINED TERMS. Except as expressly provided in this Amendment, the Existing Lease shall remain in full force and effect. Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise; provided, however, that the term "Lease" as used herein and, from and after the Execution Date, in the Existing Lease shall refer to the Existing Lease as modified by this Amendment.

SECTION 2. REMEASUREMENT. Landlord and Tenant acknowledge and agree that Landlord has remeasured the Project, and that according to such remeasurement, the rentable square footage of the Project is 418,926 rentable square feet. Accordingly, effective as of the Execution Date, all references to the "Project Gross Leasable Area" in the Lease are hereby amended to refer to "418,926 square feet".

SECTION 3. EXTENSION OF TERM. Landlord and Tenant acknowledge and agree that, notwithstanding any provision of the Existing Lease to the contrary, the current Lease Term pursuant to the Existing Lease will expire on January 31, 2016, and that the Lease Term is hereby extended for the period of sixty (60) months (the "Third Extended Lease Term") commencing on February 1, 2016 (the "Third Extension Commencement Date") and expiring January 31, 2021 (hereafter, the "Third Extended Termination Date"), unless sooner terminated pursuant to the terms of the Lease. Landlord and Tenant acknowledge and agree that this Amendment provides all rights and obligations of the parties with respect to extension of the current Lease Term, whether or not in accordance with any other provisions, if any, of the Existing Lease regarding renewal or extension, and any such provisions, options or rights for renewal or extension provided in the Existing Lease, including, without limiting the generality of the foregoing, the Renewal Option set forth in Section 5 of the Second Amendment, are hereby deleted as of the Execution Date.

SECTION 4. BASIC RENT FOR THIRD EXTENDED LEASE TERM. Notwithstanding any provision of the Existing Lease to the contrary, commencing on the Third Extension Commencement Date and continuing through the Third Extended Termination Date, the amount of Basic Rent payable by Tenant for the Premises shall be as follows:

Period from/to Monthly Basic Rent
February 1, 2016 to January 31, 2017	$195,820.00
February 1, 2017 to January 31, 2018	$200,715.50
February 1, 2018 to January 31, 2019	$205,611.00
February 1, 2019 to January 31, 2020	$210,506.50
February 1, 2020 to January 31, 2021	$215,402.00

All such Basic Rent shall be payable by Tenant in accordance with the terms of the Existing Lease, as amended hereby, except that Basic Rent for the Premises for the month of February, 2016 shall be paid by Tenant concurrent with Tenant's execution and delivery of this Amendment to Landlord.

SECTION 5. INCREASE IN THE SECURITY DEPOSIT. Notwithstanding any provision of the Existing Lease to the contrary, upon execution of this Amendment Tenant shall pay Landlord One Hundred Twenty Eight Thousand Two Hundred Sixty-Three and 00/100 Dollars ($128,263.00), which amount shall be added to and becomes part of the Security Deposit held by Landlord under paragraph 35 of the Original Lease. Accordingly, simultaneous with the execution hereof, the Security Deposit is increased from Eighty-Seven Thousand One Hundred Thirty-Nine and 00/100 Dollars ($87,139.00) to Two Hundred Fifteen Thousand Four Hundred Two and 00/100 Dollars ($215,402.00).

SECTION 6. TENANT'S SHARE; BASE YEAR. During the Third Extended Lease Term, Tenant shall pay all Additional Rent payable under the Lease, including Real Property Taxes, insurance premiums and Tenant’s Prorata Share of Common Operating Expenses. Notwithstanding anything to the contrary contained in the Existing Lease, effective as of the Execution Date, Tenant's Prorata Share shall be 23.37%.

SECTION 7. "AS IS" CONDITION. Notwithstanding any provision of the Existing Lease to the contrary, and subject to Landlord's ongoing repair and maintenance obligations set forth in the Lease, Tenant hereby leases for the Third Extended Lease Term and accepts the Premises in its "AS IS" condition existing on the Execution Date, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them regarding the Premises; and Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation, except as otherwise expressly provided in this Amendment. Tenant may perform improvements to the Premises in accordance with the terms of this Amendment.

SECTION 8. CHANGE OF ADDRESS. Landlord's notice address set forth in paragraph 31 of the
Original Lease is hereby deleted in its entirety and replaced with the following:

"Metropolitan Life Insurance Company, Metlife Insurance Company USA and General American Life
Insurance Company
425 Market Street, Suite 1050
San Francisco, CA 94105
Attention: Director, ElM

With a copy to:

Jones Lang LaSalle
7415 Southfront Road
Livermore CA 94551
Attention: Property Manager"

SECTION 9.     SIGNAGE.

(a) Siqnaqe Generally. Except as set forth below, Tenant shall not install any signage within the Project, the Building or the Premises (if visible from the exterior of the Premises) without obtaining the prior written approval of Landlord, and Tenant shall be responsible for procurement, installation, maintenance and removal of any such signage installed by Tenant, and all costs in connection therewith. All signage shall comply with Landlord's current Project signage standards, any applicable recorded covenants, conditions and restrictions, and all Laws. Notwithstanding the foregoing, Tenant shall have the right to keep and maintain its current signage existing as of the date of this Amendment in accordance with the terms of the Lease.

(b)    Exterior Sign Right.

(1) Grant of Right. So long as Tenant is in continuous operation at and occupancy of not less than fifty percent (50%) of the Premises, Tenant shall have the non-exclusive right to place the following "Exterior Signs": (a) one (1) eyebrow sign on the Building; and (b) one (1) new tenant identification sign along Montague Expressway, subject to the terms and conditions set forth in this Section ("Exterior Sign Right"). Nothing contained herein shall prohibit or limit Landlord in granting other tenants of the Project or Building rights to install signs on or at the Project or Building or space leased to such tenants.

(2) General Conditions & Requirements. The size, type, style, materials, color, method of installation and exact location of the Exterior Signs, and the contractor for and all work in connection with the Exterior Signs, contemplated by this Section shall (i) be subject to Tenant's compliance with all applicable Laws; (ii) be consistent with the design of the Building and the Project; and (iii) be further subject to Landlord's prior written consent, in its sole and absolute discretion. Tenant shall, at its sole cost and expense, procure, install, maintain and remove such Exterior Signs, as well as maintain the area on which the Exterior Signs are mounted watertight and in good appearance, maintain insurance covering the Exterior Signs, its operation and all work in connection therewith, and arrange for electrical service, if any, for the Exterior Signs.

(3) Removal & Restoration. Upon the expiration or termination of the Exterior Sign Right, but in no event later than the expiration of the Lease Term or earlier termination of the Lease, Tenant shall, at its sole cost and expense, remove such Exterior Signs and shall repair and restore the area in which the Exterior Signs were located to the condition prior to installation of such Exterior Signs.

(4) Advance Notice; No Liens. Tenant shall keep the Building and Project free of all liens and the provisions of paragraph 17 of the Original Lease shall apply with respect to all work and materials performed and provided in connection with such Exterior Signs, and Tenant shall give Landlord at least ten (10) days prior written notice of the intended commencement of work in connection with such Exterior Signs in order to allow Landlord time to post appropriate notices of non-responsibility.

(5)    Right Personal. The Exterior Sign Right under this Section is personal to Ultratech, Inc. and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any person or entity.

SECTION 10.     INSURANCE.

(a) Paragraph 11.A.(1) of the Original Lease is hereby deleted in its entirety and replaced with the following: "Tenant, at Tenant's expense, agrees to maintain in force, with a company or companies acceptable to Landlord, during the Lease Term (as extended): (a) Commercial General Liability Insurance on a primary basis and without any right of contribution from any insurance carried by Landlord covering the Premises on an occurrence basis against all claims for personal injury, bodily injury, death and property damage, including contractual liability covering the indemnification provisions in this Lease. Such insurance shall be for such limits that are reasonably required by Landlord from time to time but not less than a combined single limit of Five Million and No/100 Dollars ($5,000,000.00); (b) Workers' Compensation and Employers' Liability Insurance to the extent required by and in accordance with the Laws of the State of California; (c) "All Risks" property insurance in an amount adequate to cover the full replacement cost of all Alterations to the Premises, equipment, installations, fixtures and contents of the Premises in the event of loss; (d) in the event a motor vehicle is to be used by Tenant in connection with its business operation from the Premises, Comprehensive Automobile Liability Insurance coverage with limits of not less than Three Million and No/100 Dollars ($3,000,000.00) combined single limit coverage against bodily injury liability and property damage liability arising out of the use by or on behalf of Tenant, its agents and employees in connection with this Lease, of any owned, non-owned or hired motor vehicles; and (e) such other insurance or coverages as Landlord reasonably requires."

(b) Paragraph 11.A.(2)(i) is hereby deleted in its entirety and replaced with the following: "shall name as additional insureds Landlord, any Lender or ground lessor of the Project, the property manager and the leasing manager for the Project and their respective directors, officers, agents and employees;".

SECTION 11.     TENANT WORK.

(a) Landlord and Tenant acknowledge and agree that notwithstanding any provisions of the Existing Lease to the contrary: (a) Tenant may desire to do certain alterations, additions or improvements in connection with this extension of the Term, and for purposes of this Amendment any such work referred to as "Tenant Work"; (b) all Tenant Work, if any, shall be done subject to and in compliance with all conditions and provisions of the Existing Lease applicable to such alterations, additions or improvements, except as otherwise expressly provided in this Amendment; (c) without limiting the generality of the foregoing, Tenant's selection of Tenant's space planner and/or architect and Tenant's selection of a general contractor shall be subject to Landlord's prior written approval, which shall not be unreasonably withheld or delayed and shall include contractors that have done work in the Building during Tenant's occupancy (and which have previously been acceptable to Landlord); (d) all plans and specifications prepared by Tenant's space planner or architect shall be subject to review by Landlord's architect and to Landlord's prior written approval, which shall not be unreasonably withheld or delayed; (e) if the Tenant Work does not exceed the amount of the Allowance, Tenant shall not be required to obtain a completion and lien indemnity bond for the Tenant Work; and (g) such work, including all design, plan review, obtaining all approvals and permits, and construction shall be at Tenant's sole cost and expense (subject to reimbursement to the extent of the Allowance), including delivery to Landlord of plans and specifications of such Tenant Work, including a CAD drawing package, to the extent such work is more than recarpeting and/or repainting. Landlord has approved the following contractors to perform the Tenant Work: Alfa Tech Consulting Enterprises, The Core Group Builders, Aqualine Piping, Canzam Electric, Southland Industries, Cintas Fire Protection, RFI, and Reliable Concepts Corporation.

(b) Tenant shall be responsible for the suitability for the Tenant's needs and business of the design and function of all Tenant Work and for its construction in compliance with (i) all laws, rules, orders, ordinances, directions, regulations and requirements of all governmental authorities, agencies, offices, departments, bureaus and boards having jurisdiction thereof, (ii) all rules, orders, directions, regulations and requirements of the pacific Fire Rating Bureau, or of any similar insurance body or bodies, and (iii) all rules and regulations of Landlord (collectively, referred to herein as "Laws"). Without limiting the generality of the foregoing, Landlord and Tenant acknowledge and agree that (a) such Laws include all building codes and regulations, Title 24, and the Americans with Disabilities Act of 1990 (42 U.S.C. Sec. 12101 et. seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the "ADA"); and (b) in the event that any work by Tenant triggers any upgrades or modifications of existing improvements in the Premises to comply with Law, Tenant shall also be responsible for such upgrades and modifications, at Tenant's sole cost and expense (subject to reimbursement to the extent of the Allowance). Tenant, through its architects and/or space planners ("Tenant's Architect"), shall prepare all architectural plans and specifications, and engineering plans and specifications, for the real property improvements to be constructed by Tenant in the Premises in sufficient detail to be submitted to Landlord for approval, to the extent required pursuant to paragraph 17 of the Existing Lease, and to be submitted by Tenant for governmental approvals and building permits and to serve as the detailed construction drawings and specifications for the contractor, and shall include, among other things, all partitions, doors, heating, ventilating and air conditioning installation and distribution, ceiling systems, light fixtures, plumbing installations, electrical installations and outlets, any other installations required by Tenant, fire and life-safety systems, wall finishes and floor coverings, whether to be newly installed or requiring changes from the as-is condition of the Premises as of the date of execution of the Existing Lease. Tenant shall be responsible for the oversight, supervision and construction of all Tenant Work in compliance with this Existing Lease, including compliance with all Laws.

(c) Landlord shall provide Tenant a tenant improvement allowance ("Allowance") in the amount of Three and 00/100 Dollars ($3.00) per rentable square foot of the Premises. Only if and after at least thirty-three percent (33%) of the Allowance is used for the purposes specified above, and only after Tenant has completed the Tenant Work and provided to Landlord all the items required by this Section, if and to the extent that any of the Allowance remains unused and available, Tenant may, upon written application to Landlord, use up to a maximum of One Hundred Ninety-Five Thousand Eight Hundred Twenty and 00/100 Dollars ($195,820.00) thereof (i.e., $2.00 per rentable square foot of the Premises) as a credit against rent coming due under the Lease. However, in no event shall Landlord have any obligation to disburse any portion of the Allowance after December 31, 2016, and any balance remaining thereafter shall be retained by Landlord as its sole property and Landlord shall have no obligation or liability to Tenant with respect to such excess. In no event shall the Allowance be used to reimburse any costs of designing, procuring or installing in the Premises any trade fixtures, movable equipment, furniture, furnishings, telephone equipment, cabling for any of the foregoing, or other personal property (collectively "Personal Property" for purposes of this Amendment), and the cost of such Personal Property shall be paid by Tenant. The Allowance shall be paid to Tenant within thirty (30) days after the later of final completion of the Tenant Work and Landlord's receipt of (i) a certificate of occupancy (if applicable), (ii) final as-built plans and specifications (if applicable due to the nature of the Tenant Work), (iii) full, final, unconditional lien releases, and (iv) reasonable substantiation of costs incurred by Tenant with respect to the

Tenant Work.

SECTION 12. TIME OF ESSENCE. Without limiting the generality of any other provision of the Existing Lease, time is of the essence to each and every term and condition of this Amendment.

SECTION 13.     BROKERS. Notwithstanding any other provision of the Existing Lease to the contrary, Tenant represents that in connection with this Amendment it is represented by Newmark Cornish & Carey ("Tenant's Broker'') and, except for Tenant's Broker and Landlord's Broker identified below, Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Amendment, and no such person initiated or participated in the negotiation of this Amendment. Tenant hereby indemnifies and agrees to protect, defend and hold Landlord and DTZ ("Landlord's Broker'') harmless from and against all claims, losses, damages, liability, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) by virtue of any broker, agent or other person claiming a commission or other form of compensation by virtue of alleged representation of, or dealings or discussions with, Tenant with respect to the subject matter of this Amendment, except for Landlord's Broker. Tenant is not obligated to pay or fund any amount to Landlord's Broker, and Landlord hereby agrees to pay such commission, if any, to which Landlord's Broker is entitled in connection with the subject matter of this Amendment pursuant to Landlord's separate written agreement with Landlord's Broker. The provisions of this Section shall survive the expiration or earlier termination of the Lease.

SECTION 14. ATTORNEYS' FEES. Each party to this Amendment shall bear its own attorneys' fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment. In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Amendment or the Lease, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover reasonable attorneys' fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, and all reasonable attorneys' fees, costs and expenses in any such suit or proceeding (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding).

SECTION 15. EFFECT OF HEADINGS; RECITALS: EXHIBITS. The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment. Any and all Recitals set forth at the beginning of this Amendment are true and correct and constitute a part of this Amendment as if they had been set forth as covenants herein. Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Amendment.

SECTION 16. ENTIRE AGREEMENT; AMENDMENT. This Amendment taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Existing Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

SECTION 17. OFAC. Landlord advises Tenant hereby that the purpose of this Section is to provide to the Landlord information and assurances to enable Landlord to comply with the law relating to OFAC.

Tenant hereby represents, warrants and covenants to Landlord, either that (i) Tenant is regulated by the SEC, FINRA or the Federal Reserve (a "Regulated Entity") or (ii) neither Tenant nor any person or entity that directly or indirectly (a) controls Tenant or (b) has an ownership interest in Tenant of twenty-five percent (25%) or more, appears on the list of Specially Designated Nationals and Blocked Persons ("OFAC List") published by the Office of Foreign Assets Control ("OFAC") of the U.S. Department of the Treasury.

If, in connection with the Lease, there is one or more Guarantors of Tenant's obligations under the Lease, then Tenant further represents, warrants and covenants either that (i) any such Guarantor is a Regulated Entity or (ii) neither Guarantor nor any person or entity that directly or indirectly (a) controls such Guarantor or (b) has an ownership interest in such Guarantor of twenty-five percent (25%) or more, appears on the OFAC List.

Tenant covenants that during the term of the Lease to provide to Landlord information reasonably requested by Landlord including without limitation, organizational structural charts and organizational documents which Landlord may deem to be necessary ("Tenant OFAC Information") in order for Landlord to confirm Tenant's continuing compliance with the provisions of this Section. Tenant represents and warrants that the Tenant OFAC Information it has provided or to be provided to Landlord or Landlord's Broker in connection with the execution of this Amendment is true and complete.

SECTION 18. RATIFICATION. Tenant represents to Landlord that: (a) the Existing Lease is in full force and effect and has not been modified except as provided by this Amendment; (b) as of the Execution Date, there are no uncured defaults or unfulfilled obligations on the part of Landlord or Tenant; and (c) Tenant is currently in possession of the entire Premises as of the Execution Date, and neither the Premises, nor any part thereof, is occupied by any subtenant or other party other than Tenant.

SECTION 19. AUTHORITY. Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Amendment, that the person executing this Amendment is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord may request that Tenant provide Landlord evidence of Tenant's authority.

SECTION 20. DISCLOSURE REGARDING CERTIFIED ACCESS SPECIALIST. Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Amendment, the Premises has not undergone inspection by a "Certified Access Specialist" to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53.

SECTION 21. ENERGY UTILITY USAGE. If Tenant is billed directly by a public utility with respect to Tenant's energy usage at the Premises, then, upon request, Tenant shall provide monthly energy utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord's option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant's energy usage with respect to the Premises directly from the applicable utility company.

SECTION 22. COUNTERPARTS. This Amendment may be executed in duplicates or counterparts, or both, and such duplicates or counterparts together shall constitute but one original of the Amendment, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

[Signature Page Follows}

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

TENANT:	ULTRATECH, INC.,
a Delaware Corporation

	By:	/s/ Bruce R Wright
	Print Name:	Bruce R. Wright
	Title:	Chief Financial Officer
(Chairman of Board, President or Vice President)

	By:	/s/ Arthur W. Zafiropoulo
	Print Name:	Arthur W. Zafiropoulo
	Title:	Chairman - CEO
(Secretary, Assistant Secretary, CFO or Assistant Treasurer)

LANDLORD:	METROPOLITAN LIFE INSURANCE COMPANY,
a New York Corporation

	By:	/s/ Joel R. Redmon
	Print Name:	Joel R. Redmon
	Title:	Managing Director

METLIFE INSURANCE COMPANY USA,
a Delaware Corporation

	By:	Metropolitan Life Insurance Company
a New York corporation
its Investment Manager

		By:	/s/ Joel R. Redmon
		Print Name:	Joel R. Redmon
		Title:	Managing Director

GENERAL AMERICAN LIFE INSURANCE COMPANY,
a Missouri Corporation

	By:	Metropolitan Life Insurance Company
a New York corporation
its Investment Manager

		By:	/s/ Joel R. Redmon
		Print Name:	Joel R. Redmon
		Title:	Managing Director